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                                                                   EXHIBIT 10.34

                      DOSKOCIL MANUFACTURING COMPANY, INC.

                              EMPLOYMENT TERM SHEET
                              FOR LARRY E. REMBOLD

                                  JUNE 15, 2001


Employee:                     Larry E. Rembold ("Rembold")

Employer:                     Doskocil Manufacturing Company, Inc. (the
                              "Company")

Position with Company:        President and Chief Executive Officer

Term of Employment:           Through June 30, 2002, renewable for one (1) year
                              automatically on July 1, 2002 unless either party provides at least 30 days notice of intent not to renew.

Annual Base Salary:           $331,200.00

Bonus:                        $400,000.00, payable as follows:

                              $200,000.00 upon execution of this Term Sheet; and

                              $200,000.00 on July 15, 2001, provided Rembold remains employed by the Company in good standing (as determined in good faith by the Board of Directors of the Company (the "Board")) on July 15, 2001.


Post-Employment Consulting:   Rembold will provide services to the Company as a
                              consultant after the expiration of his term of employment for a period of six months, if requested by the Company, upon reasonable advance notice, in order to provide for the successful transition to a new chief executive officer of the Company. Rembold will not be obligated to provide such consulting services for more than 40 days and will be compensated by the Company at the rate of $1,300.00 for each day worked as a consultant.

Repayment of Bonus:           Rembold will be obligated to repay to the Company
                              the sum of $200,000.00 in the event he resigns his employment with the Company prior to December 31, 2001, for any reason other than death or disability (such disability to be determined by the Board in good faith) or in the event the Board terminates his employment before December 31, 2001, for cause (as defined below).

                              Rembold will be obligated to repay to the Company the sum of $50,000.00 in the event he breaches the consulting obligation provided above. Repayment will be made within 30 days after receiving written demand for repayment from the Company.


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Cause Defined:                Cause means that Rembold has:

                              (a) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any affiliate of the Company;

                              (b) committed intentional wrongful damage to the property of the Company or any affiliate of the Company;

                              (c) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any affiliate of the Company;

                              (d) intentionally breached any noncompetition, agreement relating to the Company or any affiliate; or

                              (e) intentionally failed to cooperate with the Company (as determined by the Board in good faith) in achieving the successful transition to a new chief executive officer of the Company.

Stock Options:                The Company will use its best efforts to grant to
                              Rembold, upon the completion of the reorganization of the Company, a stock option with respect to a number of shares of common stock of the reorganized Company equal to 1% of the then outstanding common stock of the reorganized
                              Company, determined on a fully-diluted basis. The exercise price of such options will be equal to the per share price of the common stock paid by investors on the date of the Company's reorganization. The stock option will vest and be exercisable as to 50% of the shares subject to the option on the date immediately following the date of grant and as to the remaining 50% of the shares on June 30, 2002, provided that Rembold remains employed by or serves as a consultant to the Company during the period ending on June 30, 2002, and has performed satisfactorily against the performance criteria set forth below. The stock option will expire and cease to be exercisable on at the end of the 36th month following Rembold's last date of employment or June 30, 2005, whichever comes first.

Performance Criteria:         The following performance criteria will apply
                              solely for purposes of the stock option vesting as provided above, and Rembold's attainment of such performance criteria will be determined by the Board in good faith:

                              (a) performance against the net sales goals as forecasted in the Company's restructuring model during the period beginning on the date of this term sheet and ending on December 31, 2001;


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                              (b) performance against the EBIDTA goals as
                              forecasted in the Company's restructuring model during the period beginning on the date of this term sheet and ending on December 31, 2001;

                              (c) performance against the working capital goals as forecasted in the Company's restructuring model during the period beginning on the date of this term sheet and ending on December 31, 2001; and

                              (d) satisfactory progress in the development of a marketing plan and in top management contact with customers.

Automobile:                   The Company will furnish Rembold with an
                              automobile of its selection for Rembold's use during the term of his employment.

Housing: The Company will pay or reimburse Rembold for rent and utilities in connection with his temporary housing in the greater Dallas area during the term of his employment.

Travel: The Company will pay or reimburse Rembold for the cost of coach airfare between Dallas Fort Worth International Airport and either Burbank, California, or Los Angeles International Airport for three round-trips during each month from the date of this term sheet to the end of his employment with the Company.

Club Membership:              The Company will pay for one country club
                              membership in the greater Dallas area during the term of Rembold's employment.

Other Expense Reimbursements: In accordance with Company policy.

Relocation to California:     In accordance with the prior agreement between
                              Rembold and the Company.


                   [Signatures appear on the following page.]


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         Rembold and the Company agree to the foregoing terms of Rembold's employment with the Company.


                                     DOSKOCIL MANUFACTURING COMPANY, INC.


                                     By /s/ JOHN W. CLARK
                                        ----------------------------------------
                                        Name: John W. Clark
                                        Title: Member of Compensation Committee

                                        /s/ LARRY E. REMBOLD
                                        ----------------------------------------
                                        Larry E. Rembold


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